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                        CONSENT OF INDEPENDENT AUDITORS

                                                                    Exhibit 23.1

  Report on Financial Statement Schedule and Consent of Independent Auditors

The Board of Directors and Shareholders
Pinnacle Systems, Inc.:

The audits referred to in our report dated July 27, 2001, except as to Note 12, which is as of September 19, 2001, included the related financial statement schedule as of June 30, 2001 and for each of the years in the three-year period ended June 30, 2001, included in the annual report on Form 10-K for the year ended June 30, 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-89706, 333-25697, 333-16999, 333-34759, 333-63759, 333-74071, 333-75117,
333-75935, 333-84739, 333-85895, 333-42776, 333-35498, 333-30492, 333-35424,
333-42780, 333-51110, 333-61512, and 333-63962) on Forms S-8 and S-3 of
Pinnacle Systems, Inc. of our report dated July 27, 2001, except as to Note 12, which is as of September 19, 2001, relating to the consolidated balance sheets of Pinnacle Systems, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, and the related schedule, which report appears in the June 30, 2001, annual report on Form 10-K of Pinnacle Systems, Inc.

                                          /S/ KPMG LLP


Mountain View, California
September 26, 2001